 GUZOV OFSINK, LLC
600 Madison Avenue
New York, New York 10022

[Date]

China Infrastructure Constructions Corporation
Shidai Caifu Tiandi Building Suite 1906-09,
1 Hangfeng Road Fengtai District
Beijing, China 100070

Re:	Registration Statement on Form S-1 (SEC File No. 333-165742)
Registration for Sale of up to ________________ Shares of Common Stock and Resale of 1,282,091 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for China Infrastructure Construction Corporation, a Colorado corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-165742) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of up to _______________  shares (the “Underwritten Offering Shares”) of the Company’s no par value per share common stock (the “Common Stock”), and the resale of an aggregate of 1,282,091 shares (the “Resale Shares”) of the Company’s Common Stock which may be sold by the selling stockholders listed in the Registration Statement from time to time. As used in this opinion letter, the term “Underwritten Offering Prospectus” refers to the Underwritten Offering Prospectus as defined in the Registration Statement in the form first filed with the Commission following the Effective Time (as defined below) pursuant to Rule 424(b) of the rules and regulations under the Securities Act.  The term “Resale Prospectus” refers to the Resale Prospectus as defined in the Registration Statement and included in the Registration Statement at the Effective Time.  The term “Effective Time” means the date and the time as of which the Registration Statement, or the most recent post-effective amendment thereto, if any, is declared effective by the Commission.

The Underwritten Offering Shares consist of the following:

(i) ________________ shares of Common Stock to be sold by the Company in the public offering under the Registration Statement and Underwritten Offering Prospectus; and

(ii) up to ____________ shares of Common Stock issuable by the Company upon exercise of an over-allotment option of the underwriters named in the Underwritten Offering Prospectus.

The Resale Shares consist of the following:

(iii) 1,282,091 shares of Common Stock which were originally issued in a private placement transaction completed on March 11, 2010 and which are included in the Registration Statement and Resale Prospectus.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Underwritten Offering Shares and Resale Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on  Certificates from officers of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Colorado Business Corporation Act (the “CBCA”). We are not licensed to practice law in the State of Colorado and, accordingly, our opinions as to the CBCA are based solely on a review of the official statutes of the State of Colorado and the applicable provisions of the Colorado Constitution and the reported judicial decisions interpreting such statutes and provisions.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.	(a) _____________________ of the Underwritten Offering Shares referred to in paragraph (i) above, and

(b) _____________ of the Underwritten Offering Shares referred to in paragraph (ii) above,

have been duly authorized and when issued and paid for as described in the Registration Statement and Underwritten Offering Prospectus, will be, validly issued, fully paid and non-assessable.

2.            1,282,091 of the Resale Shares referred to in paragraph (iii) above are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related IPO Prospectus and Resale Prospectus.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

GUZOV OFSINK, LLC